EXHIBIT 4.3

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' CONSENT

         We have issued our report dated September 10, 1998 on the statements of condition and related bond portfolios of Insured Municipals Income Trust, 235th Insured Multi-Series (Florida IM-IT 122 and California IM-IT 175 Trusts) as of September 10, 1998 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Trust Administration-Independent Certified Public Accountants" in Part II of the Prospectus.

                                   GRANT THORNTON LLP

Chicago, Illinois
September 10, 1998